Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 10:47 AM 11/30/2015 FILED 10:47 AM 11/30/2015 SR 201511024666 - File Number 3753195

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
OXYSURE SYSTEMS, INC.

OxySure Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation by written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware duly adopted this amendment to the Articles of Incorporation of the Corporation (“Articles of Incorporation”).

SECOND: Article I of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I.
NAME

The name of the corporation is: Oxysure Therapeutics, Inc.

THIRD: This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Julian T. Ross, its Chief Executive Officer, this 30th day of November, 2015.

OXYSURE SYSTEMS, INC.

By:	/s/ Julian T. Ross
Name:	Julian T. Ross
Title:	Chief Executive Officer